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

                               ISG Resources, Inc.
         Statement re Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)


                                          Year           Year        Year        2 1/2 Months   9 1/2 Months
                                          Ended          Ended       Ended          Ended          Ended
                                      December 31,   December 31,  December 31,  December 31,   October 13,  Year Ended December 31,
                                          2000           1999        1998            1997          1997        1996        1995
------------------------------------------------------------------------------  ------------   ----------  ----------   -----------
Fixed Charges:
    Interest on debt                       14,973      12,690      $ 8,874         $ 628        $ 4,160     $ 4,853     $ 4,081
    Amortization of debt issuance costs       831         702          464             -              -           -           -
    Interest portion of rental expense      2,689       2,531        2,038           420          1,448       2,045       2,016
--------------------------------------------------------------------------------------------   ----------  ----------   -----------
             Total fixed charges         $ 18,493    $ 15,923     $ 11,376       $ 1,048        $ 5,608     $ 6,898     $ 6,097
                                         =====================================  ============   ==========  ==========   =========

Earnings:

    Pre-tax income (loss) from
         continuing operations            (12,749)      $ 285      $ 4,808         $ 517       $ (2,478)    $(2,232)   $ (2,541)
    Add back fixed charges                 18,493      15,923       11,376         1,048          5,608       6,898       6,097
------------------------------------------------------------------------------  ------------   ----------  ----------   -----------
             Total earnings               $ 5,744    $ 16,208     $ 16,184       $ 1,565        $ 3,130     $ 4,666     $ 3,556
                                         =====================================  ============   ==========  ==========   =========

Ratio of Earnings to Fixed Charges           0.31        1.02         1.42          1.49           0.56        0.68        0.58
                                         =====================================  ============   ==========  ==========   =========

Deficit of Earnings to Fixed Charges     $ 12,749      $ (285)    $ (4,808)       $ (517)       $ 2,478     $ 2,232     $ 2,541
                                         =====================================  ============   ==========  ==========   =========
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